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                                                                     EXHIBIT 8.1


                            KELLEY DRYE & WARREN LLP
       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL ASSOCIATIONS

                 101 PARK AVENUE            NEW YORK, NY 10178

                            TELEPHONE (212) 808-7800
                               FAX (212) 808-7897






                                March 22, 1999


Steiner Leisure Limited
Suite 104A
Saffrey Square
Nassau, The Bahamas

             Re: Steiner Leisure Limited
                 Offering of Common Shares
                 -------------------------

Ladies and Gentlemen:


                  We have acted as United States counsel to Steiner Leisure Limited, a Bahamian international business company (the "Company"), in connection with the Registration Statement on Form S-3 (the "Registration Statement") relating to the sale of Common Shares, U.S. $.01 par value per share, of the Company (the "Common Shares"). The Common Shares will be offered (the "Offering") by a prospectus (the "Prospectus") contained in Amendment No. 1 to the Registration Statement of which this exhibit forms a part.


                  In our capacity as such counsel we have assumed, with your consent, that the following representations made on behalf of the Company by Carl S. St. Philip, Jr., Vice


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                            KELLEY DRYE & WARREN LLP


Steiner Leisure Limited
March ___, 1999
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President and Chief Financial Officer of the Company, and, where applicable, the legal basis for such representations, are true and correct, and have made no independent investigation thereof:

      1. For purposes of sections 1291 through 1298 of the United States Internal Revenue Code of 1986, as amended (the "Code"), relating to passive foreign investment companies:

         (a) less than 75% of the Company's annual gross income will be passive income;

         (b) less than 50% of the average value of the Company's assets will be attributable to assets that produce or are held to produce passive income; and

         (c) the Company has not been a passive foreign investment company prior to the Offering.

      2. For purposes of Code sections 951 through 964 relating to controlled foreign corporations:

         (a) less than 50% of the outstanding shares of the Company, by vote or value, are owned by United States shareholders who, on any day in the Company's taxable year, each own, directly, indirectly or constructively, 10% or more of the voting power of the Company ("10% Shareholders"); and

         (b) it is unlikely that more than 50% of the outstanding shares of the Company, by vote or value, will be owned by 10% Shareholders immediately after the Offering.

      3. For purposes of Code sections 551 through 558 relating to foreign personal holding companies, it is unlikely that immediately after the Offering five or fewer individuals who are United States citizens or residents will own, directly or indirectly, more than 50%, by vote or value, of the Company's outstanding shares.

      On the basis of and subject to the foregoing, we hereby confirm our opinion, as set forth in the Prospectus under the heading "Taxation - Certain United States Federal Income Tax Considerations", regarding certain material United States federal income tax consequences to a United States Holder (as defined in the Prospectus under such heading) of holding Common Shares, subject to the conditions and qualifications set forth therein.

      This opinion is limited solely to the issues expressly referred to above. We express no opinion with respect to any other issues, including any other issues discussed in the Prospectus (including, but not limited to, issues discussed under the heading "Risk Factors - Possible Changes in the Taxation of Steiner Leisure") or any issues of fact.



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                            KELLEY DRYE & WARREN LLP


Steiner Leisure Limited
March ___, 1999
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      This opinion is based upon the Code, Treasury Regulations issued thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof. Subsequent developments in these areas could have a material effect on the opinion.

      We are aware that we are referred to in the Prospectus under the headings "Taxation - Certain United States Federal Income Tax Considerations" and "Legal Matters" and we hereby consent to (i) that use of our name in the Prospectus,
(ii) the filing of this opinion letter as an exhibit to the related Registration Statement and (iii) the incorporation by reference of this opinion in a subsequent registration statement file by the Company pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to the offering of Common Shares covered by the Registration Statement. This opinion is rendered solely to you in connection with the Offering and may not be relied upon by you for any other purpose or furnished to or relied upon by any other person or entity without our prior written consent.

                                    Sincerely yours,